EXHIBIT 8


                               HUNTON & WILLIAMS
                              951 EAST BYRD STREET
                              RICHMOND, VA  23219


                                  May 15, 1997



Board of Directors
Crestar Financial Corporation
919 East Main Street
Richmond, VA  23219


                    CRESTAR CAPITAL TRUST I--EXCHANGE OFFER
                       CERTAIN FEDERAL INCOME TAX MATTERS


Ladies and Gentlemen:

         We have acted as counsel to Crestar Financial Corporation (the "Company") and Crestar Capital Trust I (the "Trust") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Act"), of (1) up to $200 million aggregate liquidation amount of the Trust's 8.16% Series B Capital Securities (the "Exchange Capital Securities"),
(2) the Company's 8.16% Series B Junior Subordinated Deferrable Interest Debentures due December 15, 2026 (the "Debentures"), and (3) the Company's related guarantee of certain payments (the "Guarantee"). The Exchange Capital Securities, the Debentures, and the Guarantee are to be issued in order to effect the exchange of Exchange Capital Securities for a like liquidation amount of the Trust's outstanding 8.16% Capital Securirties.

         We have reviewed copies of (1) the Registration Statement and the prospectus included therein and (2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         Based on the foregoing, we are of the opinion that the statements and legal conclusions contained in the Registration Statement under the caption "Certain Federal Income Tax Consequences" are correct and that the discussion thereunder does not omit any material provision with respect to the matters covered.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams under the caption "Certain Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the


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Act or the rules and regulations promulgated thereunder by the Securities and
Exchange Commission.

                                                     Very truly yours,



                                                     HUNTON & WILLIAMS